EX-99.1


[LOGO]

ZHONGPIN




FOR IMMEDIATE RELEASE


       ZHONGPIN SIGNS LEASE FOR NEW PRODUCTION FACILITY IN NORTHEAST CHINA

Changge City,  Henan  Province,  PRC - November 9, 2006 - Zhongpin Inc. (OTC BB:
ZHNP) today announced that it has signed an agreement with Heilongjiang Gongzhun Meat Food Co., Ltd. to lease a production facility in Hailun City, Heilongjiang province. The newly-leased facility expands Zhongpin's access into the northeast China market, primarily in Heilongjiang province, Jilin province and Liaoning province.

The addition of the Heilongjiang facility increases Zhongpin's production capacity of chilled and frozen pork and enhances the Company's potential revenue. Total capacity at the facility is 80 metric tons/day, which includes 50 metric tons/day for chilled pork and 30 metric tons/day for frozen pork. The lease agreement covers the assets in the facility, including live pig slaughtering, cutting and refrigeration facilities, railway lines and water, electricity, sewage, barns, logistics, lodging, offices and sales outlets and other slaughtering-related facilities, equipment and manufacturing instruments. The distribution network for this facility covers Heilongjiang province and other parts of northeast China, as well as exports.

"The addition of the Heilongjiang production facility is an important step in increasing our capacity as we continue to increase our market share by meeting market demand for high-quality, fresh and nutritious meat products. This production facility also enables us to increase our presence in northeastern China with the advantage of immediate access to fresh products that will help us build a national brand for pork and meat products," commented Baoke Ben, Executive Vice President of Zhongpin Inc.

ABOUT ZHONGPIN INC.

Zhongpin is a meat and food processing company that specializes in pork and pork products, and vegetables and fruits, in the PRC. Its distribution network in the PRC spans more than 20 provinces and includes over 2,290 retail outlets. Zhongpin's export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Elite directly.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ARE NOT HISTORICAL FACTS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF ZHONGPIN'S MANAGEMENT AND ARE SUBJECT TO RISKS AND
UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS. THE FOLLOWING FACTORS, AMONG OTHERS, COULD



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CAUSE  ACTUAL  RESULTS  TO DIFFER  FROM  THOSE SET FORTH IN THE  FORWARD-LOOKING
STATEMENTS: UNANTICIPATED CHANGES IN PRODUCT DEMAND, INTERRUPTIONS IN THE SUPPLY OF LIVE PIGS/RAW PORK, DOWNTURNS IN THE CHINESE ECONOMY, DELIVERY DELAYS,
FREEZER FACILITY MALFUNCTIONS, POOR PERFORMANCE OF THE RETAIL DISTRIBUTION NETWORK, CHANGES IN APPLICABLE REGULATIONS, AND OTHER INFORMATION DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS AND FUTURE FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

Contact: Zhongpin, Inc.
         Phone: 86 010 828 61788
         Baoke Ben,
         Executive Vice President & Secretary

         CCG Investor Relations Inc.
         Phone: 310-231-8600 ext. 103
         Crocker Coulson, President
         Leslie J. Richardson



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